Exhibit 99.1

MFA
FINANCIAL, INC.

One Vanderbilt Avenue
48th Floor
New York, New York 10017
(212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

October 17, 2022		NEW YORK METRO

CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MFA Financial, Inc. Provides Update to Stockholders

New York – In light of recent market volatility, MFA Financial, Inc. (NYSE: MFA) announced today preliminary estimates of certain financial measures as of September 30, 2022:

•	Book value per common share. MFA estimates that on a preliminary basis its GAAP book value at September 30, 2022, was between $15.25 and $15.40 per common share, as compared to $16.42 per common share at June 30, 2022, while its Economic book value, a non-GAAP financial measure of the company’s financial position, at September 30, 2022, was between $15.75 and $15.90 per common share, as compared to $17.25 per common share at June 30, 2022.[1]

•	Liquidity position. At September 30, 2022, MFA had approximately $435 million of unrestricted cash and over $550 million of unencumbered mortgage loans and securities.

1 “Economic book value” is a non-GAAP measure of MFA’s financial position. To determine Economic book value, MFA’s portfolios of residential whole loans and securitized debt that are held at carrying value are adjusted to their fair value. The net impact of these adjustments is estimated to be $0.50 per common share at September 30, 2022. MFA’s management considers that Economic book value provides investors with a useful supplemental measure to evaluate the company’s financial position as it reflects the impact of fair value changes for all of MFA’s investment activities, irrespective of the accounting model applied for GAAP reporting purposes.

•	Funding profile. MFA estimates that at September 30, 2022, approximately 99% of its approximately $7.3 billion (par value) of outstanding asset-based financing was effectively fixed-rate, which includes fixed-rate debt and variable-rate debt that has been economically hedged through interest rate swaps. This compares with approximately 38% at September 30, 2021. In addition, MFA estimates that at September 30, 2022, approximately 71%[2] of its asset-based financing (including securitization transactions) was non-mark-to-market.

During the third quarter MFA added approximately $650 million of new financing capacity for Rehabilitation Loans across multiple counterparties, of which, over $400 million is on non-mark-to-market terms. MFA currently has approximately $1.4 billion of unused financing capacity across all loan product types.

•	Margin call activity. Total margin call activity in the third quarter resulted in a net return of cash to MFA from its financing and hedging counterparties.

•	Third quarter common stock dividend. As previously announced, a third quarter common stock dividend of $0.44 per share, unchanged from the second quarter of 2022, was declared on September 13, 2022, and will be paid on October 31, 2022, to stockholders of record at September 30, 2022.

Per share amounts at September 30, 2022, are based on approximately 101.8 million common shares issued and outstanding as of such date.

The financial estimates provided above reflect the views and assumptions of MFA management based on information currently available to them in connection with the preparation of the company’s financial statements as of and for the three and nine months ended September 30, 2022. Management has not yet completed procedures to verify the completeness and accuracy of this information, which could result in material adjustments when reflected in the company’s actual reported financial results. Furthermore, this information is unaudited and has not been verified or reviewed by any third party, including MFA’s independent auditors.  Estimates are subject to inherent uncertainties, and investors should not place undue reliance on them.

As previously announced on October 4, 2022, MFA will release full financial results for the quarter ended September 30, 2022, on Thursday, November 3, 2022. The company plans to host a live audio webcast of its investor conference call that day at 10:00 a.m. (Eastern Time) to discuss such financial results.

The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com by clicking on the “Webcasts & Presentations” link on MFA’s home page. To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software. Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

MFA Financial, Inc. is a leading specialty finance company that invests in and finances residential mortgage assets. MFA invests, on a leveraged basis, in residential whole loans, residential mortgage-backed securities and other real estate assets. Through its subsidiaries, MFA also originates and services business purpose loans for real estate investors.  MFA is an internally-managed, publicly-traded real estate investment trust.

2 Percentage of non-mark-to-market financing is calculated as the (i) the sum of (a) current unpaid balance of securitized debt, (excluding the notional value of interest-only securities) and (b) the current unpaid balance of non-mark-to-market warehouse financing divided by (ii) the total unpaid balance of all asset-based financing (excluding the notional value of interest-only securities), as of September 30, 2022.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Statements regarding our ability to accurately estimate the financial and other information discussed above may be forward-looking. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements or from our historic performance due to a variety of important factors, including, without limitation, adverse economic conditions on real estate-related assets and financing conditions; changes in interest rates; the availability of financing and, if available, the terms of any financing; changes in the market value of the company's assets; credit risks related to the company’s investments in mortgage loans and residential mortgage-backed securities; general economic or  geopolitical conditions; liquidity and other conditions in the market for residential mortgage assets and other financial markets; and legislative and regulatory changes that could adversely affect the business of the company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.